EXHIBIT 99.1

GEOGLOBAL ANNOUNCES EXPLORATION UPDATE OF MYRA-1 DRILLING

Calgary, Alberta, Canada, August 7, 2012 – GeoGlobal Resources Inc. (“GeoGlobal”) (NYSE MKT: GGR) today announced as the Operator of the Myra-1 well, that there has been a stuck pipe incident while drilling the well which could not be released.  As we could no longer continue the drilling according to the original plan, after consultation with the partners, we decided to side-track the current hole and continue the drilling to reach the gas target.

GeoGlobal and its partners in the Myra License have approved an increase of US$4,000,000 to the drilling budget of the Myra-1 well and an additional seven days extension in which to complete the drilling.

GeoGlobal is the well Operator and owns a 5% interest in the Myra-1 well which is located approximately 80 kilometres off the coast of Israel in approximately 1,500 meters of water.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development, drilling and spudding activities being conducted and intended to be conducted in Israel and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities, may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc.	The Equicom Group
www.geoglobal.com	Dave Feick, Managing Director, Western Canada
Phone: +1-403-777-9250	Phone: +1-403-218-2839
Email: info@geoglobal.com	Email : dfeick@equicomgroup.com